UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.
(Name of Registrant as Specified in Its Charter)

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On May 19, 2016, Ashford Hospitality Prime, Inc. issued the following press release, including an open letter to Sessa Capital:

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Marilynn Meek
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(212) 827-3773

ASHFORD PRIME SENDS OPEN LETTER TO SESSA CAPITAL ANNOUNCING RECEPTIVITY TO A SETTLEMENT

Questions Sessa’s Motives for Refusing to Engage in Settlement Discussions

DALLAS, May 19, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that it sent an open letter to Sessa Capital (“Sessa”) regarding the Company’s receptivity to settlement discussions in connection with the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”).

The full text of the letter follows:

Dear Mr. Petry,

On behalf of Ashford Hospitality Prime, Inc. and its Board of Directors, we are writing this letter to correct the misrepresentations made by Sessa Capital regarding our willingness to engage in good faith discussions with you and to publicly outline our receptivity to a potential settlement.

When requested by Judge David Godbey last Wednesday to resolve our disputes by agreement, your attorney responded that we have only put forth “a ridiculous settlement proposal,” and that he doesn’t believe “settlement is even conceivable here.”  In response to further encouragement by Judge Godbey that the parties engage a mediator and delay the annual meeting to facilitate mediation, your attorney advised the court that such an approach would be “counterproductive” and that “Sessa has no confidence” that Ashford Prime “will participate in good faith in settlement discussions.”

Nothing could be further from the truth.

Ashford Prime's Board has in fact reached out to Sessa in good faith with constructive settlement proposals.  Not only have you rejected each of these proposals, you have conditioned Sessa’s participation in the Court’s recommended expedited settlement discussions on our entering into an unacceptably onerous confidentiality agreement (posted along with this letter on our website).  Is there a reason you are seeking to deny the investment community transparency into a potential outcome that we are willing to support?  As your motives for obscurity on a potential settlement are unclear to us, we believe it is necessary to write this open letter which outlines a settlement proposal that we are prepared to support.

Our proposed settlement would provide Sessa, an 8% stockholder, a meaningful voice in the corporate governance of the Company, and put an end to the expensive litigation and disparaging proxy contest.  To be clear: our proposal does not seek to accommodate your apparently unwavering demand for full control of the board to a Sessa slate, one which (i) has absolutely no relevant hospitality experience, (ii) has absolutely no plan for the company other than presumably litigation with our external advisor, and (iii) would cause material value erosion through triggering the termination fee.  We do, however, believe our proposal to be reasonable and in the best interests of all stockholders.

As you may know, typically a ‘market’ settlement in these types of disputes is the appointment of two additional board members in which the activist has had a say.  We hope you will move off of your intransigent position of a majority of directors, which gives Sessa, with only an 8% stake, full control of the company.

The key elements of our proposal are as follows:

•
Board Composition.  We have previously announced a plan to expand the board by two, adding new independent directors with relevant hospitality industry experience.  This would bring our total director count to nine, seven of which would be independent.  We would agree to involve Sessa in the joint selection of these two new directors and subject their appointment to Sessa’s approval.

•
Special Committee for Advisor Transactions.  The board of directors would form this new standing committee comprised only of independent directors, including at least one of the newly-added directors.  All transactions with our advisor would be subject to this committee’s prior approval.  The committee would be tasked with and empowered to improve the terms of the advisory agreement.

•
Settlement of Litigation and Standstill.  The parties (we have indications that Ashford Inc. would participate) would immediately end their litigation, and Sessa would agree to a customary standstill that would provide the newly comprised board time to implement its business strategy without further distracting and expensive proxy contests brought by Sessa Capital.

We emphasize to our shareholders that the above-proposed settlement should be evaluated in the context of recently announced structural improvements and initiatives from our recently completed strategic review process, which included the following:

•	Utilizing up to $50 million to initiate a stock repurchase program,

•	Amending the Company’s 2016 dividend policy by increasing the expected quarterly cash dividend for the Company’s common stock by 20%,

•	Liquidating its hedge fund investment and utilizing the cash to fund the share repurchase plan,

•	Unwinding the OP Unit enfranchisement preferred equity transaction for the holders of units of the Company’s operating partnership,

•	Continuing the sale process for up to four of the Company’s assets that do not have the RevPAR level and product quality consistent with the long-term vision of Ashford Prime, and

•	Appointing a new chief executive officer whose primary responsibility would be to oversee Ashford Prime and maximize value for Ashford Prime stockholders.

We believe this settlement solution in conjunction with the Company’s announced strategic plan will lead to enhanced shareholder returns and improved governance.  We are prepared to move quickly to implement this proposal with binding documentation.  The only question is whether you are prepared to accept it.

Sincerely,

Curtis B. McWilliams, Lead Independent Director
Stefani D. Carter, Independent Director
W. Michael Murphy, Independent Director
Andrew L. Strong, Independent Director
Matthew D. Rinaldi, Independent Director

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis &
Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise; our ability to deploy capital and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions; unanticipated increases in financing and other costs, including a rise in interest rates; the degree and nature of our competition; actual and potential conflicts of interest with Ashford Hospitality Trust, Inc., Ashford Hospitality Advisors, LLC (“Ashford LLC”), Ashford Inc., Remington Lodging & Hospitality, LLC, our executive officers and our non-independent directors; our ability to implement and execute on planned initiatives announced in connection with the conclusion of our independent directors’ strategic review process; changes in personnel of Ashford LLC or the lack of availability of qualified personnel; changes in governmental regulations, accounting rules, tax rates and similar matters; legislative and regulatory changes, including changes to the Internal Revenue Code and related rules, regulations and interpretations governing the taxation of real estate investment trusts (“REITs”); and limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in our other filings with the Securities and Exchange Commission (“SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
Ashford Hospitality Prime, Inc. (“Ashford Prime”), its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Ashford Prime’s stockholders in connection with its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s definitive proxy statement, filed with the SEC on April 25, 2016. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ashford Prime’s 2016 Annual Meeting.
Ashford Prime has filed a definitive proxy statement in connection with the 2016 Annual Meeting. ASHFORD PRIME STOCKHOLDERS ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY ASHFORD PRIME WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and an accompanying GOLD proxy card are, along with other relevant documents, available at no charge on the SEC’s website at www.sec.gov. Copies of these documents will also be available free of charge from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.
-END-

CONFIDENTIAL & PRIVILEGED

May 13, 2016

CONFIDENTIALITY AGREEMENT
THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of May __, 2016, between Sessa Capital (Master) L.P., a Cayman Islands exempted limited partnership (“Sessa”), and Ashford Hospitality Prime, Inc., a Maryland corporation, the members of Ashford Hospitality Prime Inc.’s board of directors and Ashford Inc. (collectively “Ashford”).  Sessa and Ashford are collectively referred to herein as the “Parties” and each individually as a “Party.”
WHEREAS, the Parties are engaged in litigation pending in the United States District Court for the Northern District of Texas (the “Court”).
WHEREAS, the Parties seek to engage in settlement discussions with respect to such litigation and the pending proxy contest between the Parties (the “Discussions”), and to ensure that the substance of the Discussions are maintained in complete confidence.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.          No Material Non-Public Information.  Ashford agrees that during the Term of this agreement, it will not provide Sessa any material non-public information relating to Ashford.
2.          Non-Disclosure.  The Parties agree that no communications between them in connection with the Discussions, whether written or oral, shall be disclosed to any other person or entity, except for the Parties’ respective legal and financial advisors, who shall also be bound by this Agreement as the Parties’ respective agents.
3.          Concluding Statement.  The Parties agree that upon expiration of the term of this Agreement, or earlier if either Party concludes that further Discussions would not be productive, either Party may inform the Court only that Discussions were held and whether or not the Parties reached agreement.  Neither Party may inform the Court of the substance of any Discussions, including without limitation any settlement offers or positions and the contents of any communications relating to the Discussions made during the term of this Agreement.
4.          Term.  This Agreement shall remain in full force and effect until 7:00 pm New York City time on May 18, 2016.  Following such date, all obligations of the Parties under this Agreement will be terminated, provided, however, that notwithstanding the foregoing, the provisions of sections 2 and 3 will survive termination of this Agreement.
5.          Breach, Remedies.  It is understood and agreed that money damages would not be an adequate remedy for any breach of this Agreement by the Parties or any of their Representatives and that either Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by such Party of this letter agreement but shall be in addition to all other remedies available at law or equity to the other Party.  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.
6.          Governing Law.  This Agreement is for the benefit of the Parties and their Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.  The Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the Party’s principal business address shall be effective service of process for any action, suit or proceeding brought against the Party in any such court).  Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement in the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
7.          Waiver, Severability.  Any failure on the part of either Party to insist upon the performance of this Agreement or any part thereof shall not constitute a waiver of any of its rights under this Agreement.  No waiver of any provision of this Agreement shall be effective unless in writing and executed by the Party granting the waiver.  If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.
8.          Binding Effect, Assignment.  This Agreement and its rights, privileges, duties and obligations shall inure to the benefit of and be binding upon each of the Parties hereto, together with their respective successors and permitted assigns.  Neither Party shall have the right to assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other.
9.          Entire Agreement, Counterparts.  This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior written or oral agreements between the Parties with respect to said subject matter.  No modifications of this Agreement shall be binding on the Parties unless approved in writing by the Parties hereto.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
[The Next Page is the Signature Page]
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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Confidentiality Agreement to each other as of the date first above written in the Preamble hereof.
ASHFORD HOSPITALITY PRIME, INC.

By:
Name: David Brooks
Title:

ASHFORD, INC.

By:
Name: David Brooks
Title:

[ADD SIGNATURE BLOCKS FOR DIRECTORS]
SESSA CAPITAL (MASTER) L.P.

By:	Sessa Capital GP, LLC
General Partner

By:
Name: John Petry
Title: Managing Member

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